Exhibit 99.1

THORATEC CORPORATION BOARD OF DIRECTORS

AUTHORIZES STOCK REPURCHASE PROGRAM

     (PLEASANTON, CA), February 10, 2004—Thoratec Corporation (NASDAQ: THOR), a world leader in products to treat cardiovascular disease, said today that its board of directors has authorized a stock repurchase program under which Thoratec common stock with a market value of up to $25 million may be acquired in the open market or in privately negotiated transactions.

     The number of shares to be purchased and the timing of such activity will be dependent on several conditions, including the price of Thoratec stock, general market conditions and other factors. As of the end of fiscal 2003, Thoratec had approximately 56 million shares outstanding. The purchases will be funded from available cash and cash equivalents. The stock repurchase program will be effective immediately and purchases may continue until the authorized limit is reached or the Company discontinues the program.

     Thoratec Corporation is a world leader in products to treat cardiovascular disease with its Thoratec VAD (Ventricular Assist Device) and HeartMate LVAS (left ventricular assist systems) implanted in more than 6,600 patients suffering from heart failure. Thoratec’s product line also includes the Vectra® vascular access graft (VAG) for patients undergoing hemodialysis. Additionally, its International Technidyne Corporation (ITC) division supplies blood testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web sites at http://www.thoratec.com or http://www.itcmed.com.

     The portions of this news release that relate to future plans, events or performance are forward-looking statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to the results of clinical trials, the ability to improve financial performance, regulatory approval process, healthcare reimbursement and coverage policies and acquisition activities. These factors, and others, are discussed more fully under the heading, “Risk Factors,” in Thoratec’s 10-K for the fiscal year ended December 28, 2002, and other filings with the Securities and Exchange Commission. Actual results, events or

TNR-348	Continued.....

Corporate Headquarters
Thoratec Corporation 6035 Stoneridge Drive, Pleasanton, CA 94588 Tel 925-847-8600 Fax 925-847-8574 www.thoratec.com

Woburn Office	Rancho Cordova Office
470 Wildwood Street, Woburn, MA 01888	2945 Kilgore Road, Rancho Cordova, CA 95670
Tel 781-932-8668 Fax 781-933-4476	Tel 916-852-2833 Fax 916-638-3216

Thoratec Corporation Board of Directors
Authorizes Stock Repurchase Program

performance may differ materially. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Investor Contact Information:	Media Contact Information:

Wayne Boylston	Jakob Jakobsen
Chief Financial Officer	FischerHealth, Inc.
Thoratec Corporation	(310) 577-7870, ext. 161
(925) 847-8600	jjakobsen@fischerhealth.com

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TNR-348

Corporate Headquarters
Thoratec Corporation 6035 Stoneridge Drive, Pleasanton, CA 94588 Tel 925-847-8600 Fax 925-847-8574 www.thoratec.com

Woburn Office	Rancho Cordova Office
470 Wildwood Street, Woburn, MA 01888	2945 Kilgore Road, Rancho Cordova, CA 95670
Tel 781-932-8668 Fax 781-933-4476	Tel 916-852-2833 Fax 916-638-3216